Freeport-McMoRan Copper & Gold Inc.

Announces $0.25 per Share Supplemental

Common Stock Dividend

NEW ORLEANS, LA, December 8, 2004 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that its Board of Directors has authorized a supplemental common stock dividend of $0.25 per share to be paid on December 29, 2004 to shareholders of record as of December 20, 2004.  The supplemental dividend to be paid in December represents an addition to FCX’s regular quarterly common stock dividend of $0.25 per share.  The potential payment of any future supplemental dividends will be determined by FCX’s Board of Directors and will be dependent upon many factors, including FCX’s cash flows and financial position, copper and gold prices and general economic and market conditions.  Based on approximately 179 million current shares outstanding, the supplemental dividend approximates $45 million.

Richard C. Adkerson, President and Chief Executive Officer of FCX, said, “This action reflects our strong financial position, positive markets for copper and gold, which are both presently at multi-year highs, and confidence in the ability of our operations to generate significant cash flows.  We are committed to maintaining a strong financial position as we use a portion of our cash flow to provide returns to our shareholders through dividends and share repurchases.  A continuation of strong copper and gold prices would enable our Board to consider additional supplemental dividends and common share purchases.”

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia. Additional information on FCX is available on our web site, www.fcx.com.

Cautionary Statement.  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding dividend payments and purchases of the Company’s common stock.  The declaration and payment of dividends is at the discretion of the Company’s Board of Directors and will depend on the Company’s financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.  Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks, weather related and currency translation risks and other factors described in FCX’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.